EXHIBIT 99.1 - ANNUAL FUNDS APPLICATION STATEMENT




                              [LOGO] JPMORGAN


June 30, 2005

     Hartford Life Global Funding Trusts - Annual Funds Application Statement

I, Albert P. Mari, Jr., being a duly appointed officer of JPMorgan Chase Bank, N.A. ("Indenture Trustee"), do hereby certify on behalf of the Indenture Trustee, that, with respect to Hartford Life Global Funding Trust 2005-061:





         1. I have reviewed and examined the application by the Indenture Trustee, during the fiscal year ending June 15, 2005; of trust money collected by the Indenture Trustee pursuant to Section 5.02 of the Indenture, pursuant to which the trust's notes (the "Notes") were issued; and

         2. Based upon my review and examination, to the best of my knowledge, during such fiscal year, the trust money collected by the Indenture Trustee was properly applied, pursuant to Section 5.02 of the Indenture.

         Nothing herein shall constitute a representation as to the proper application by the registered holder of the Notes or the trust of the trust monies received by it.



JPMORGAN CHASE BANK, N.A., as Indenture Trustee
Worldwide Securities Services
4 New York Plaza, 15th Floor
New York, NY 10004


/s/ Albert P. Mari, Jr.


Name:  Albert P. Mari, Jr.
Title: Vice President


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JPMORGAN CHASE BANK o Institutional Trust Services o 4 New York Plaza, Floor 15, New York, NY 10004
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